Exhibit 99.1 Plymouth Industrial REIT
Q3 2019 Earnings Conference Call
Thursday, November 7, 2019, 4:30 PM Eastern

CORPORATE PARTICIPANTS

Jeff Witherell - Chairman and Chief Executive Officer

Pen White - President, and Chief Investment Officer

Dan Wright - Executive Vice President and Chief Financial Officer

Jim Connolly - Executive Vice President of Asset Management

Tripp Sullivan - Investor Relations

Anne Hayward - General Counsel

PRESENTATION

Operator

Hello and welcome to the Pinnacle Second Quarter 2017 Earnings Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*”, then “1” on your telephone keypad. To withdraw your question, please press “*” then “2.” Please note this event is being recorded.

I would now like to turn the conference over to your host today Tripp Sullivan, of Investor Relations. Please go ahead.

Tripp Sullivan

Speakers will be Jeff Witherell, Chairman and Chief Executive Officer; Pen White, President, and Chief Investment Officer; Dan Wright, Executive Vice President and Chief Financial Officer; and Jim Connolly, Executive Vice President of Asset Management.

Our results for release this morning in our earnings press release which can be found on the Investor Relations’ section of our website. Along with our form, 10-Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through November 14, 2019. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein or as of today November 7, 2019, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth's judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations.

Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company's filings with the SEC. We will also discuss certain non-GAAP measures, including but not limited to FFO, AFFO, and adjusting EBITDAre. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I'll now turn the call over to Jeff. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good afternoon everyone. Thank you for joining us today. In addition to Pen White, Dan Wright, and Jim Connolly, Anne Hayward, our General Counsel, is here with us.

The third quarter was an active one across all segments of our company. We continue to focus on the fundamentals that are important to us as a real estate operating company. Our portfolio has strong rental spreads. We've been successful in sourcing and closing attracting acquisitions. In our Capital Market activity continues to fuel our growth and improve the balance sheet. And as we move through the fourth quarter, we expect to finish strong, and that should set us up well for 2020.

With leasing, we are demonstrating the value we've built in the portfolio from well-located properties and markets with strong fundamentals. To date, in 2019, we've completed 1,700,000 square feet of leases with average rental spreads on a cash basis of 12.6%. Jim will walk you through the activity in the third quarter and where we are on getting ahead of 2020 and 2021 renewals.

I'm proud of what the leasing team has accomplished this year, getting our largest vacancy taken care of with the lease in late August at our Creekside space in Columbus is a great example of that work. We were also able to capitalize on the Volvo lease termination we were expecting in the quarter, which led to a one-time fee reflected in our NOI. We leased the entire space and converted two of the sublease tenants to longer-term leases.

As Pen will discuss in a moment, we've maintained the momentum with acquisitions. We added 16 properties to the portfolio during the third quarter. And the fourth quarter is shaping up well, with several acquisitions under agreement that we expect to close by year-end.

Our Capital Markets activity in the quarter included the closing of the previously announced $100 million credit facility, the use of our ATM, and a follow on offering of common stock. With the ATM and the offering, we raised nearly $81 million of net proceeds that are being used to replenish the line and fund the acquisitions.

Another factor in supporting our growth that I'd like to call out is the team that we have assembled. Our team at the home office here in Boston and in our regional offices in Columbus and in Jacksonville, Florida, are made up of very talented real estate, finance, accounting, and legal professionals.

I know I've mentioned this before, but I can't emphasize this enough. Everyone at Plymouth derives a meaningful portion of their total compensation by restricted stock grants. This enhances my long-term standing position of employees as shareholders. They have delivered time and again and are responsible for the great results that we are producing.

I'll turn the call over to Pen White.

Pen White

Good afternoon. We completed $115 million of acquisitions in the third quarter and to date in the fourth quarter. The 16 properties total 2,700,000 square feet and were a mixture of one-off and smaller portfolios and new and existing markets with initial yields in the range of 8.1% to 8.6%.

On our last call, we touched on a 560,000 square feet property in Memphis that was under contract as well as portfolios in Chicago, Cincinnati, and Columbus that were also under contract. We subsequently closed on all of these transactions ahead of schedule and saw some of the benefit from each of these in our third-quarter results. These are all great additions that expand our scale in these existing markets with a single and multi-tenant building that we know well.

We had actually worked on a couple of these opportunities over a year ago and were able to revisit them at more favorable pricing and terms. These new tenants provide significant diversity to our rent rolls across industries and asset type.

At the end of October, we completed the acquisition of a multitenant industrial building in the Atlanta suburb of Peachtree City for $19.4 million, with an initial projected yield of 8.4%. This property is 100% leased with a weighted average lease term of approximately five years. This was an off-market opportunity that was a result of an established relationship, due to our presence in the Atlanta market.

Our pipeline now remains robust with new opportunities totaling over $360 million, with yields consistent with our previous projections. As Jeff noted earlier, we have additional acquisitions under agreement totaling about $82 million that we are expecting to close by year-end. Most of these opportunities are in markets where we already have a presence, and we will likely consist of small portfolios, as well as one-off transactions.

I'll now turn it over to Jim to walk through the leasing activity.

Jim Connolly

Good afternoon. Leasing activities during the third quarter continued at a strong pace. During the third quarter, 12 leases commenced, comprised of 580,000 square feet. The leases commencing during the quarter that were six months or longer included 294,000 square feet of renewal leases and 282,000 square feet of new leases.

Significant leases included 260,000 square foot lease at our 3100 Creekside property in Columbus to Spartan Logistics and 148,000 square feet renewed with the Popcorn Factory at two locations in Chicago. Overall, we had a 16.5% increase in rental rates on a cash basis over prior leases with a duration of over six months.

Year-to-date, we have seen a 12.6% increase in rent on commenced leases over prior leases. So far this year, we have executed additional leases totaling 586,000 square feet that will commence during Q4, of which 215,000 square feet was related to lease renewals and 371,000 square feet associated with leases to new tenants. The renewals included the conversion of 123,000 square feet with First Logistics from a month-to-month lease to a five-year lease.

The new tenants included 300,000 square feet with two existing subtenants that took over for the Volvo lease that terminated September 30th. We have been working with Volvo on negotiating their restoration and exit agreement, as well as with the subtenants, Worthington and Eagle Logistics ,for the past year securing these agreements.

Portfolio wide occupancy at September 30th was 96.8%, up 70 basis points from Q2, which puts us squarely in the occupancy range we had projected for our full-year guidance. Excluding the Q4 acquisitions, we would expect occupancy to remain in the 96% to 97% range for the balance of the year.

Through September 30, of the 2,700,000 square feet scheduled to expire in 2019, 2,400,000 square feet has already been addressed with a 67.5% renewal rate. Only 62,000 square feet of the 2019 explorations through September 30th remain vacant. And 298,000 square feet of vacant space at the start of the year have been leased.

In addition, of the approximate 2,300,000 square feet scheduled to expire in 2020, 674,000 square feet has already been renewed, and we've made good progress in some of the 2021 explorations, as well. Our leasing pace remains very strong and gives us confidence that we can derive the rates and NOI growth over the next two years.

At this point, I'll turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Jim. The third-quarter operating results were in line with what we were expecting as we factored in the impact from our last two equity offerings. Our operating metrics were up once again on a year-over-year and sequential basis with same store NOI growth, strong leasing spreads, and improvement in our occupancy.

Dividend coverage remains strong and will continue to be for the year based on our forecast. The third-quarter earnings release and supplemental outline our results and provide additional details.

For the third quarter, the primary factors driving our results were significant year-over-year acquisition activity, the accrual of revenues, and NOI, EBITDAre, FFO, and AFFO. We had a full quarter from our second quarter acquisitions and as planned, one month of contribution from the $91 million worth of acquisitions completed at the end of August. With one more transaction closed last week, and others projected closed by year-end, we expect to continue the quarterly progression we've experienced thus far this year.

G&A in the third quarter was in line with our expectations and previous full-year guidance and includes approximately $282,000 of non-cash expense represented amortization of stock compensation that is an adjustment to AFFO.

The ATM activity in August and the follow on offering in September increased our weighted average share count and unit by 110% compared with a year ago, and by 29% compared with the second quarter. That was a three-cent per share and unit impact to FFO in the quarter, and a two-cent per share impact to AFFO, which is in line with what we expected when we completed the offerings. We have factored the higher share count into our current guidance.

A few other items worth highlighting in the quarter results were in our NOI. As Jeff and Jim both noted earlier, we received a one-time termination fee on the Volvo lease of approximately $450,000 that benefited our same-store NOI and we had a one-month benefit in the quarter from the new lease at Creekside. These were partially offset by one-time expenses related to a 2018 property tax assessment that was received in Cincinnati and the related costs related to that.

Looking at guidance for 2019, we've made adjustments to our underlying assumptions to increased revenues, NOI, and EBITDAre to reflect the impact from the acquisitions and their timing. The full-year outlook does not include any acquisitions other than the additional $82 million of acquisitions that are under agreement that we are expecting to complete by year-end. Despite the additional $115 million of acquisitions completed since the second quarter, we've kept our full-year G&A forecast range unchanged, reflecting the leverage we're anticipating from previous additions to our team.

Our weighted average common shares and units outstanding are now estimated to be 9.66 million for the full year, with 14.45 million currently outstanding. We do not forecast any potential capital market activity in our guidance, which assumes a steady state on the current share count. After factoring in these assumptions and the increase in the share and unit count to date, we expect FFO to be in the range of $1.95 to $1.96 per share and unit. And AFFO to be in the range of $1.62 to $1.63 per share and unit.

There appears to be some confusion on this new range presently so, let me offer some clarifying remarks. We have wanted to remain consistent all year on sticking with a full year range rather than guiding by quarters. Our assumptions note that the full-year outlook is based on weighted average shares outstanding for the year of 9.66 million and 14.45 million for Q4.

For the full-year FFO range, that would equate to FFO attributable of approximately $18.9 million to $19 million. For the year to date period, we've already reported $12.179 million in FFO attributable, implying that would leave $6.7 million to $6.8 million available for Q4. Doing the math on a per-share basis with 14.45 million shares outstanding would result in a Q4 range of $0.46 to $0.47 for FFO for Q4.

For the full year AFFO range, that would equate to AFFO available of $15.6 million to $15.7 million. For the year to date period, we've already reported $10.191 million in AFFO attributable leaving $5.4 million to $5.5 million in Q4 available. Doing the same math as above on a per-share basis would result in a Q4 range of $0.38 to $0.39 for AFFO for Q4, clearly covering our dividend of $0.375 per share.

Regarding our balance sheet at quarter-end, we had 100% of our debt in place with fixed interest rates for the next 5 to 9 years at approximately 4.15%. At quarter-end, we had no outstanding borrowings on our new credit facility as we've been able to pay that down from our Capital Markets activity, and it will provide a substantial flexibility to continue pursuing our growth opportunities.

We are continuing to bring down our leverage incrementally. Our goal is to work our leverage down over time, as we have stated previously. At quarter-end, we were 41.6% levered on our gross asset value compared with 47% at the end of the second quarter, which is, once again, heavily influenced by the timing of our recent Capital Markets activity and the use of proceeds.

We would reasonably expect leverage to be in the mid-50% range with additional acquisition activity as we bring it down a few points at a time. At quarter-end, our net debt to annualized third-quarter EBITDA was 7.11 times compared with 7.31 times at the end of the second quarter. We've made a lot of progress in our capital structure by staying disciplined on our capital allocation, and it's been a critical factor in driving our growth in 2019.

I'll be happy to answer any additional questions on this during the question and answers. Operator, we are ready to take questions.

QUESTION AND ANSWER

Operator

Yes, thank you. We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*”, then “2.”

And our first question comes from Gaurav Mehta with National Securities.

Gaurav Mehta

Yes, thanks. The first question is on your guidance. So (INAUDIBLE) for your guidance of 95% - 96% has begun change as per the prior. It did not include any impact on Creekside lease up. And now that you have leased up Creekside, I was wondering why the guidance did not change on the occupancy side?

Dan Wright

Look, I'm not sure I completely understood the question, but you're wondering why our guidance didn't change with regard to what?

Gaurav Mehta

On the occupancy side. So, I recall that on the last call, you had said that Creekside lead up is not included in the occupancy guidance. And now that (INAUDIBLE) guidance is still unchanged for occupancy. So--I'm assuming current guidance to lead up off Creekside, right?

Jim Connolly

The guidance for the rest of the year on same-store should be 96% - 97%, which is up a bit. It was 95% before.

Gaurav Mehta

Okay. All right. And I guess on the capital market side. I was hoping you would talk about how your viewing issuing shares under ATM with this follow-on offering?

Jeff Witherell

Yes. I mean, we can't comment on future at market activity as far as that's concerned. We have--used the ATM, as disclosed in the queue. You know, for us, that's a very attractive cost of capital. It's increasing our liquidity. And as you can see, across pretty much all the REITs out there, it's a very efficient way of doing business. So, we are happy at the way the ATMs worked so far. And in the future, we would anticipate, you know, continuing that. As far as additional you know, capital markets activity in the future, we can't comment on that.

Gaurav Mehta

Okay. Thank you.

Jeff Witherell

Thank you.

Operator

Thank you. And the next question comes from Barry Oxford with DA Davidson.

Barry Oxford

Great. Thanks, guys. Jeff and Pen, are you guys still seeing enough stuff when you look out over the horizon in the marketplace with the 8 plus percent cap rate, or do you think, as we move into 2020, we might see some cap rate compression you know, although your cost of capital has gone down so your spread would still be good. But do you think we're going to kind of dip more into you know 775 or not necessarily?

Pen White

Hi Barry, it's Pen here.

Barry Oxford

Great.

Pen White

Yes, we're--our pipeline is full of properties that are--in the cap rates that--cap rate range that we have experienced over the last year or so. I don't--see really too much change from that standpoint. As you know, cap rates, when we acquire a property, cap rates only tell part of the story. So, there's more that goes--into the acquisition or analyzing the acquisition in addition to initial yield.

Barry Oxford

Sure.

Pen White

But by in large, for the most part, our--as you look at on the horizon, we--do anticipate pursuing acquisitions at--cap rates. On average, kind of between you know 7.5 and 8.5 in that range. But again, there's always some--anomalies to that.

Barry Oxford

Right. Right. Exactly. Exactly. Thanks. Jeff, when you look at your 2020 acquisition plans, let's say that capital markets windows get a little tight. I'm not talking about like '08 or Armageddon or anything, but just getting a little tighter and stuff. Would you still be able to maneuver to kind of achieve what you want to achieve in 2020, or would you have to kind of dial it back maybe?

Jeff Witherell

Well, Barry, I think that you've answered your own question--

Barry Oxford

Right. Of course. Yeah, right, of course.

Jeff Witherell

Yes. Do we--I think we're at a point, you look at the yields that we've achieved, you look at the NOI growth that we've demonstrated, we think that continues. I mean, you know every other industry would be saying the same thing. But typically in our portfolio, we think that continues. The spreads are there.

Our rates have come down significantly on the debt side. The debt markets are wide open. So again, we are at a point now where we're covering our dividend substantially. If we achieve the embedded NOI growth that we have over the last couple of years, we're in great shape.

Barry Oxford

Right. Right.

Jeff Witherell

You know--I wouldn't listen to all the fake news headlines that have been put out this morning on Plymouth demise. But we are excited about next year, and you're going to see it. I think you're really going to see it. We have--I think if you look at the last offering, I didn't bring the stats with me this morning because I was focused on--the news, but we in this last offering, which I probably should've put in the opening remarks.

We brought--it was 87% institutionally subscribed, the offering. We added three new what we would consider long-term significant institutional investors that came in, in that transaction. We've met with these investors. We have listened to them.

They like the story. They, you know, I think will continue to be there for us. They see our opportunity to grow. You know, the fragmented market, all the things he talked about that have gotten certain other REITs the scale and size profitably, there's no reason that doesn't apply to us.

Barry Oxford

Right. Okay, I--

Jeff Witherell

That was a long-winded answer.

Barry Oxford

No. No. But I--appreciate that. And you know in a way Jeff, there was a hidden agenda to kind of pull that out of you, so I appreciate it.

Jeff Witherell

Yes. We appreciate that.

Barry Oxford

Yes. And then, one more for Dan. Dan, when you look at the G&A going into 2020, are you guys set from a personnel--I'm not talking you know, maybe adding another accountant, but you know as you're looking in, or are you going to have to hire some kind of higher-level people, the kind to keep up with--your all's growth or are you kind of set?

Jeff Witherell

Dan had to step out.

Barry Oxford

Oh, okay.

Jeff Witherell

He's been battling a cold this week, so now he just stepped back in. So, I'm going to let him answer a question he can hear. But we can answer that question for you. So, we have added--we filled in some holes if you will, on some certain positions that are more at the operating level, the property level. And the holes are really for this--new properties that are coming in.

If you've heard it through the prepared remarks that--Pen put out there, we've got a significant number of properties under contract. And where we have existing--you know, mostly an existing market. So, in our Columbus office, and even in our you know Jacksonville office, we've added some people there to support the on-the-ground operations. You know, the property management and the repairs and things that we do.

But to answer your question, for high-level that's--not--needed. I think we've outlined that over the last couple of years since our IPO that we've got a great executive team. We don't really need to add to that. And most of the growth will come at the operating side, but as we add property--yes, we're adding a property accountant we just recruited just the other day. So, we're very excited about the team are putting together and our G&A numbers are right--on track. We continue to--as G&A may go up as we get bigger, the percentage the revenue is coming down.

Barry Oxford

Right. That's really--yeah. That's my question. Yeah. That's what I'm driving at, Jeff.

Jeff Witherell

Yes.

Barry Oxford

Yes. Yeah.

Jeff Witherell

And we are--right on plan.

Barry Oxford

Right.

Jeff Witherell

So, we are--we feel good about it.

Barry Oxford

Perfect. Perfect. Great. That's--yeah, that's it. I was driving at is the percentage of revenue.

Jeff Witherell

Excellent.

Barry Oxford

Okay. Great guys. I appreciate it. I'll yield the floor.

Jeff Witherell

Thank you, Barry.

Barry Oxford

Yes.

Operator

Thank you. And as a final reminder, it is "*", and then "1" to ask the question.

And the next question comes from Alexander Goldfarb with Sandler O'Neill.

Alexander Goldfarb

Hi, good afternoon. Dan, I appreciate the quarterly guidance comments for the fourth quarter. And just going through the yes, the Volvo lease, I appreciate that. The $450,000 benefit to the third quarter. But just as you think about--you know and for us who are modeling you and you can see a consensus. There is a variety of estimates. What would you say is the--run rate quarterly FFO estimate?

So, not including anything other than what you guys have talked about. So, you closed the $82 million. You know, all the activity goes on. So, you talked about a $0.46 to $0.47 range for the fourth quarter, that sort of a partial. What would be sort of a run rate if everything in the fourth quarter closes in sort of a steady state as we think about our 2020 to build from?

Dan Wright

Well, I think the first thing Alex is the fact that we are going to continue to work off in FFO forecast on an annualized basis. Obviously, the--as you get the end of the third quarter, the fourth quarter becomes the one quarter that is left in the--annual statement. So that's probably the first time you're actually going to be able to calculate if you will, a quarterly guidance figure. We will probably--we will continue--at this point in time given the accelerated growth to literally have tripled the size of the capital base of this company in just over a year.

It makes it very, very difficult to have you know a solid program on a quarter- to- quarter basis and be hamstrung, accordingly. Particularly if for reporting on a weighted average basis versus a math basis of quarter--one quarter plus second quarter plus third quarter, you end up with a different result, which is what we try to explain during the course of--the earnings call.

Operator

Thank you. And the next question comes from Daniel Santos with Sandler O'Neill.

Alexander Goldfarb

Hi, it's--Alex. I don't know what happened. My line cut off when you are answering, so I heard the response on Dan's line. So, the next question is--I think, Pen, you've talked a lot in the past about the embedded NOI growth in the portfolio. And just what would you say is the sort of expected growth from you know either—signed but not yet commenced leases or your expected rollover that you should--that we should think about as far as growing NOI from the core portfolio, not simply from the additions?

Jim Connolly

Yes, this is Jim. I'll address that question. It's--right now, the leases who have signed to date have a you know 16.5% increase over what was in place before. So, that's going to continue into the next year. That number--rule will come down a bit but are going to have that NOI growth that we--built up this year carry on in the next year.

Dan Wright

Yes, the net result of--

Alexander Goldfarb

Okay.

Dan Wright

The net result, off of that cash basis--your results flows through strictly on to the NOI probably on an embedded number that's somewhere right around 2% in the existing portfolio. You know that you're going to see--

Alexander Goldfarb

Okay. That's helpful. Okay, Dan. Sorry. Yes, yes, Dan. That's helpful. Thank you.

And then just the final question is, maybe Jim, as we look at your new lease versus your renewals, your new lease you guys are getting great--spreads. The renewals, though, are a lot lower. Is it something about the nature of the--tenants you're replacing like maybe when you're buying it, you're noticing hey, they are a bunch of older tenants that you know we know are going to go out and therefore we're going to get big rent bumps or is there some different dynamic that's going on where the renewals are you know in the single digit, but the--new ones are up sharply? I'm just trying to understand the drivers of that.

Jim Connolly

So, there several things that--influence those numbers on a quarter-to-quarter basis. For instance, the renewals went down slightly this quarter. But it--they included one lease that was going a one-year lease that was expiring to a five-year lease, so the--rent was much higher on--the one-year, so it came down like 6%-7%.

And then, additionally there was another deal that was a one-year lease, and it went to a seven-year lease, and that came down 3%. So, there's some of that, so each quarter--because you don't have the entire portfolio. You're only looking at a small sample. The--percentages could be skewed.

Alexander Goldfarb

Yes, and I was actually referring to the year-to-date. Because as we all know, quarter to quarter can be quite volatile. That's I was looking at the year to date, but okay. Okay, listen. Thank you very much.

Jim Connolly

Right. Well, the year to date would be similar to same. But there's some--like in the new leases there might be some space that wasn't previously released before that might--dry the number up a little higher.

Alexander Goldfarb

Okay. Thank you, Jim.

Operator

Thank you. At this time, I would like to return the floor to Jeff Witherell for any closing comments.

CONCLUSION

Jeff Witherell

Yes, thank you. So, thank you, everyone, for joining us this afternoon. We look forward to seeing many of you next week at NAREIT in LA. And as always, we'll be available for follow-up questions. Thanks again.

Operator

thank you. The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.